Exhibit (d)(14)

COMMODITY EXCHANGE ACT AGREEMENT

THIS AGREEMENT, dated as of February 20, 2013, shall become effective on April 1, 2013 and is entered into by and between Waddell & Reed Investment Management Company (the “Adviser”), a Kansas corporation, registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Mackenzie Financial Corporation, an Ontario corporation (the “Sub-Adviser”), registered as an investment adviser under the Advisers Act.

WHEREAS, the Adviser is the investment manager to Ivy Funds Variable Insurance Portfolios (the “Trust”), an open-end diversified management investment company organized as a series fund pursuant to the laws of the state of Delaware, and registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has retained the Sub-Adviser to furnish it with certain services in connection with the Adviser’s investment advisory activities on behalf of Ivy Funds VIP Global Natural Resources, a series of the Trust (the “Fund”), pursuant to the Investment Sub-Advisory Agreement for the Trust dated as of April 15, 2009 by and between Adviser and Sub-Adviser (the “Sub-Advisory Agreement”);

WHEREAS, the parties hereto wish to enter into this Agreement to help ensure that the Fund remains in compliance with commodities legislation enacted in the United States and regulations subsequently adopted by various United States regulatory agencies;

NOW, THEREFORE, the parties agree as follows:

1. Compliance with Commodity Exchange Act Regulations

(a)	The Adviser hereby represents and warrants to the Sub-Adviser that:

(1)	The Trust, with respect to the Fund, is excluded from the definition of commodity pool operator pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 and the Trust, on behalf of the Fund, has filed the notice required by CFTC Regulation 4.5(c) and shall refile such notice annually as required;

(2)	The Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to the Fund, has filed notice required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually as required;

(3)	The Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”); and

(4)	If the Trust, with respect to the Fund, continues to be excluded from the definition of a commodity pool operator under CFTC Regulation 4.5, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Regulation 4.5(c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Regulation 4.5(c)(5).

(b)	The Sub-Adviser hereby represents and warrants to the Adviser that:

(1)	The Sub-Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4m(3) with respect to the Fund, which is a self executing exemption for which no filing is currently required. The Sub-Adviser has consulted with external legal counsel and has been advised as to the validity and applicability of the exemption set forth in CFTC Regulation 4m(3); and

(2)	The Sub-Adviser will cause the Fund to comply with the trading restrictions in CFTC Regulation 4.5 unless otherwise agreed with the Adviser.

(c)	Each of the Adviser and Sub-Adviser further agrees:

(1)	To the extent that it reasonably determines or is advised by knowledgeable counsel that the CEA and the then-current CFTC regulations require (A) registration by such party as a “commodity pool operator” or “commodity trading advisor” with respect to the Fund, (B) specific disclosure, as applicable to the investors in the Fund, or (C) filing of reports and other documents with respect to the Fund, it shall promptly and fully comply, or take reasonable steps to cause the Fund to comply, with all such requirements.

(2)	It shall comply with all requirements of the CEA and then-current CFTC regulations that apply to it with respect to the Fund; and

(3)	It shall provide reasonable cooperation to the other in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to the other with respect to the Fund under the CEA and/or then-current CFTC regulations.

2.	Termination

This Agreement will terminate automatically upon the termination of the Sub-Advisory Agreement.

3. Limitation of Liability. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any act or omission in the performance by the Sub-Adviser of its duties under this Agreement, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust or to its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

4. Indemnification. The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Trust, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Adviser or the Trust, and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), controls (“controlling person”) the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Fund, the Trust or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities under this Agreement to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of the Adviser, the Trust, any affiliated person of the Adviser or the Trust, or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Adviser agrees to indemnify and hold harmless the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or its affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities under this Agreement to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Adviser, any of the Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Adviser; provided, however, that in no case is the Adviser’s indemnity in favor of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

5. Jurisdiction. The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Kansas over any suit, action or proceeding arising out of or relating to this Agreement. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

Nothing in this section shall affect the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

6. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day first above written.

WADDELL & REED INVESTMENT MANAGEMENT COMPANY

By:	/s/ John E. Sundeen, Jr.
Name:	John E. Sundeen, Jr.
Title:	Executive Vice President

MACKENZIE FINANCIAL CORPORATION

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	Executive Vice President